Exhibit 10.2

1919 N. Lynn Street, Arlington VA 22209 USA

F (540) 301-2862

(800) 788-0822

RosettaStone.com

June 28, 2012

Michael Fulkerson

3257 Barrington Drive

Harrisonburg, VA 22801

Dear Michael,

This letter will serve as confirmation that your employment with Rosetta Stone Ltd. (the “Company”) will cease, effective as provided below.  Set forth in this letter and the attached Legal Release (Exhibit A) (collectively, the “Agreement”) is the complete agreement between you and the Company regarding the terms of your separation from employment.

Notification Period

The date of this letter shall be your notification date (your “Notification Date”), and the period between your Notification Date and your Separation Date, August 1, 2012 or such earlier date as provided in this Agreement (“Separation Date”) will be your notification period (your “Notification Period”).  Your Notification Period will allow for the transition of your work.  During your Notification Period, you shall continue to receive your base salary and benefits through your Separation Date, provided that you remain continuously employed with the Company in your current position through your Separation Date.

During the Notification Period you will, in good faith, continue to perform to your duties as Chief Technology Officer, as well as to maintain professional working relationships with management and your peers.  The Executive Employment Agreement between the Company and you, effective May 31, 2011, as amended by the Amendment to Executive Employment Agreement, effective December 22, 2011 (collectively, “Employment Agreement”) is incorporated by reference; provided, however, the Employment Agreement shall be interpreted to the greatest extent possible to give full force and effect to this Agreement.

You will forfeit any and all claims to the benefits set forth in this Agreement under the heading “Severance Benefits” and you will not receive any of the benefits set forth in this Agreement under such heading, unless specified herein, in the event that either:

•                  You voluntarily terminate your employment in your current position during the Notification Period for any reason, except as provided below.

•                  You are terminated by the Company for Cause during the Notification Period.  For this purpose “Cause” will have the same meaning and be subject to the same terms as provided in Section 5.(d)(i) of your Employment Agreement.

•                  You obtain other employment in a different position with the Company during the Notification Period.

If you voluntarily terminate your employment in your current position during your Notification Period, we request, out of professional courtesy, that you provide a two week advance notice of your termination.  In the event you voluntarily terminate employment with the Company, the Company reserves the right to change your Separation Date to an earlier date by giving you written notice of your new Separation Date if you have effectively transitioned your employment responsibilities as determined by the Company in its sole discretion.

Separation Date

Your employment with the Company will terminate at the close of business on Wednesday, August 1st, 2012 (your “Separation Date”).  The Company, in its sole discretion, reserves the right to accelerate your Separation Date (or, with your consent, to delay it). You will be notified in writing in advance of any such change.

Unpaid Wages and Accrued Vacation

On the next regularly scheduled pay date following your Separation Date, or sooner if required by law, you will receive a check for all unpaid wages and, if applicable, any unused vacation or paid time off which has accrued to your account pursuant to Company policies through your Separation Date (i.e. 131.94 hours), less applicable deductions and withholdings.

Health Benefits

If you or your covered dependents are covered under the Company’s group health insurance (medical, dental, and/or vision), that coverage will continue through the end of the month in which your Separation Date occurs or until such coverage terminates in accordance with the terms of the governing plan documents.  Following your Separation Date, you will receive separate information regarding your rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue your group coverage after your Separation Date for yourself and any covered dependents, as applicable.  This information will describe the rules related to continuation of coverage under COBRA, the cost for you or your covered dependents to continue coverage, and a COBRA election form.   Please reference the section entitled Severance Benefits for more information on Company Paid premiums as part of your severance provisions.

Separation Agreement and Release

Life Insurance

Your Company-paid life insurance will continue through the end of the month in which your Separation Date occurs.  You may have the right to elect to convert your life insurance into individual policies pursuant to applicable law and the terms of the life insurance policy.  Please reference the section entitled Severance Benefits for more information on Company Paid life insurance as a part of your severance provisions.

Retirement Plan

You will retain your vested benefits, if any, under any applicable qualified retirement plans of the Company, as determined under the terms of the governing plan documents.

Equity

Your unvested equity compensation will continue to vest up to your Separation Date.  As a reminder, you will have the time period set forth within the applicable stock option award agreement to exercise any vested stock options. If you choose not to exercise any vested stock options within the allotted time period, the stock options shall be forfeited to the Company.

Retention

According to the 2012 Rosetta Stone Special Retention Award Program (“Retention Program”), upon your termination from the Company, without cause, the remaining forfeiture restrictions on unvested restricted stock shall lapse as of your Separation Date.   Accordingly, all shares granted to you under the Retention Program totaling 21,246 shares of restricted stock will vest on your Separation Date.  As outlined in your Restricted Stock Award Agreement, this vesting will be subject to tax withholding obligations.  You must elect your preferred method of tax payment for these withholding obligations prior to your separation date.  The cash retention bonus of $150,000, subject to applicable taxes and withholdings, will be paid as set forth in the Retention Program letter.

Additional Benefit Information

Except as specifically set forth in this Agreement or required by applicable law, as of your Separation Date, you shall cease to participate in all employee benefit plans, policies, and practices provided by the Company, and you shall not be entitled to any other compensation and/or benefits other than as set forth in this Agreement.

Company Property and Continuing Obligations to the Company

Prior to your departure on the Separation Date, you must return  all the Company property in your possession, including, but not limited to, your identification badge, keys, computers, tablets, corporate credit cards, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies and your Employment Agreement.  You may retain your iPhone mobile phone and work with the Information Technology department to transfer your phone number and account to your personal account within 30 days after your Separation Date. By signing this Agreement, you represent that you shall return all Company confidential or proprietary information in your possession and that you shall take all reasonable steps to protect the confidentiality of such Company information during your employment. You agree that you are bound by (a) all the terms of the Company’s Code of Ethics and Business Conduct through your Separation Date and (b) your Employment Agreement, which remains in full force and effect after your Separation Date, and includes, among other obligations, the continuing duty not to disclose confidential and proprietary information after your Separation Date and the continuing duty not to compete with the Company or its affiliates or solicit its or its subsidiaries or affiliates employees or customers within the parameters detailed in your Employment Agreement.

Severance Benefits

In addition, under the terms and conditions as detailed below, the Company will provide you additional payments and benefits, which you acknowledge are payments and benefits to which you are otherwise not entitled, if you sign and submit the release contained in Exhibit A (the “Release”) (within the required time period described in the “Decision Period” section below) and do not thereafter revoke it.  Please carefully read and consider the provisions of this Agreement.  If you do not sign the Release within the required time period, or if you later revoke the Release, you will not receive the additional payments and benefits described below. The Release contained in Exhibit A hereto is an integral part of this Agreement.  For purposes of clarity, you should understand that the payments and benefits provided under this section of this Agreement are contingent upon executing of a release in the form of Exhibit A.

In exchange for your timely execution of the Release, and allowing such Release to become effective without thereafter revoking it, the Company will provide you the following (the “Severance Benefits”):

•                  The Company will provide you with a lump sum payment of $300,000 which is equal to approximately twelve (12) months of your current regular base pay (the “Severance Payment”).  The Severance Payment will be reduced by required withholdings and deductions.  In addition, to the extent allowed under the law, the Severance Payment will be further reduced by any amount that you are obligated to pay to (1) the Company pursuant to any relevant Company policy (as to which no amounts are owed) and/or (2) to any third party pursuant to the terms of the Company Corporate Card Program, if applicable.   Your Severance Payment will be paid to you in a lump sum six (6) months following your Separation Date, provided that you have signed the Release and did not revoke it.  As your active service as an employee will end on your Separation Date, this payment is not eligible for deferrals in the Company’s 401(k) plan.

•                  The Company will provide you with a lump sum payment of $313.20 which is equal to twelve (12) months of the basic life insurance and AD&D premium applicable to Executive’s basic life insurance coverage immediately prior to the Separation Date.  It will be paid within 30 days after your Separation Date.  You may at your option convert your basic life insurance coverage to an individual policy after the

Separation Date by completing the forms required by the Company for this purpose.

•                  The Company will pay, when due and payable under the Annual Bonus plan, the pro rata portion, if any, of your Annual Bonus (prorated based on the period from January 1 through the Separation Date) within 30 days of the date the Company pays annual bonuses, if any, under the 2012 Rosetta Stone Executive Bonus Plan, using the same percentage attainment of target bonus as applies to the other non-sales executive officers who remain employed with the Company.

•                  Upon separation you will have the opportunity to continue your current health benefits coverage under Company’s group health plans through COBRA.  If you timely elect to enroll to continue such coverage under COBRA, the Company shall pay for up to twelve (12) months, on an after tax basis, at the same coverage levels (including covered dependents, if applicable) and premiums costs as in effect on your Separation Date.  Following the twelve (12) months of coverage, you will be responsible for all future premium payments should you wish to continue your COBRA coverage.    However, if you or your spouse becomes eligible for group health coverage sponsored by another employer or for any other reason your COBRA coverage terminates, the Company shall not be obligated to pay any portion of the premiums provided hereunder for periods after you become eligible for such other coverage or your COBRA coverage terminates.

•                  The Company shall provide the services of a professional outplacement and counseling firm, as designated by the Company and at its expense, for twelve (12) months to assist you in securing other employment following your Separation Date.

Timing of Payments and Distributions

The Company shall pay Executive any accrued or owed base salary, accrued vacation and payments to continue life and health insurance within thirty (30) days after the Separation Date. The Company will pay, when due and payable under the Annual Bonus plan, the pro rata portion, if any, of your Annual Bonus earned up until such Separation Date within 30 days of the date the Company pays annual bonuses, if any, under the 2012 Rosetta Stone Executive Bonus Plan. The Company shall pay the Retention Award as set forth in the Retention Program letter.  The Company shall pay to Executive cash lump sum severance payments on the date that is six months following the date of Executive’s Separation from Service, the Separation Date. Further, the Company shall pay to Executive, on the date that is six months following Executive’s Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the deferred amounts specified above, to the extent subject to a mandatory six-month delay in payment, for the period commencing on the date of Executive’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month U.S. Treasury Rate in effect on the date of Executive’s Separation from Service.

You will not be permitted to specify the taxable year in which payments described in this Agreement are made to you.  The payments and other benefits set forth in this Agreement under Severance Benefits are being offered solely in consideration for your timely execution of this Agreement (including the Release of all claims against the Company in Exhibit A) without revoking the Release.  The payments made to you pursuant to this Agreement are not an admission of any wrongdoing by the Company.

Decision Period

Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you are advised:  (1) to consult an attorney regarding this Agreement before executing the Release; (2) that you are waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under the Age Discrimination in Employment Act of 1967 (ADEA), that may arise after the date the Release is executed, are not waived; (4) that you have twenty one  (21) days from your Separation Date in which to sign and return the Release, although you may, at your discretion, knowingly and voluntarily, sign and return the Release at any earlier time after your Separation Date; (5) that at any time within seven (7) days after executing the Release, you may revoke the Agreement; and (6) that this Agreement is not enforceable as to the Severance Benefits until the revocation period has passed without a revocation.  You acknowledge that by signing the Release, you are giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, as described above.

To revoke, you must send a written statement of revocation delivered by certified mail to the Company, Attn: Michaela Oliver.  The revocation must be received no later than 5:00 p.m. Eastern on the seventh calendar day following the date you sign the Release.    If you have not returned the executed Release within the time permitted, then the Company’s offer as to the Severance Benefits will expire by its own terms at the conclusion of the time permitted.  In all other respects, this Agreement is irrevocable by the Company and you upon signing.

To accept the Agreement, you must sign below in accordance with the terms set above in the section titled, “Decision Period” and return one entire copy to:

Michaela Oliver

1919 N. Lynn Street

Arlington, Virginia 22209 (An extra copy for your files is enclosed)

This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters, except as incorporated herein (such as with respect to the equity compensation).

This letter in no way changes the “at-will” nature of your employment with the Company.  Please contact me or Human Resources with any questions you may have.

Best regards,
ROSETTA STONE LTD.

/s/ Michaela Oliver

By:

Michaela Oliver, SVP Human Resources

By signing this Agreement, I acknowledge that:  I have had the opportunity to review this Agreement carefully with legal or other personal advisors of my own choice; I have been advised to consult with an attorney regarding the legal effect of this Agreement; I understand that by signing the attached Release, I will be releasing the Company of all claims against it; I have read this Agreement and understand its terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Agreement.

Name:	/s/ Michael Fulkerson	Date:	June 28, 2012
Michael Fulkerson

Receipt Acknowledged:

	/s/ Michaela Oliver	Date:	June 28, 2012
Michaela Oliver

EXHIBIT A

Release of Claims

Legal Release

This Legal Release (this “Agreement” or “Release”) is between Rosetta Stone Ltd. (the “Company”) and Michael Fulkerson (“Executive”) (each a “Party,” and together, the “Parties”). For purposes of this Agreement “Effective Date” shall mean the date on which Executive signs this Agreement.

Recitals

A.                                   Executive and the Company are parties to a Separation Agreement to which this Release is appended as Exhibit A (the “Separation Agreement”).

B.                                     Executive wishes to receive the Severance Benefit described in the Separation Agreement.

C.                                     Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Separation Date defined below.

Agreement

The Parties agree as follows:

1.                                       Confirmation of Severance Benefit Obligation. The Company shall pay or provide to Executive the entire Severance Benefit, as, when and on the terms and conditions specified in the Separation Agreement.

2.             Legal Releases

(a)                                  Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Executive Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement or the Separation Agreement; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; or (iii) Executive’s rights to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract or any indemnification agreement with the Company, in connection with Executive’s acts and omissions while employed by the Company (in the same manner as applies to active senior executives).  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.

(b)                                 The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation therefrom (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation therefrom, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement; (ii) a breach of fiduciary duty or other misconduct that renders Executive ineligible for indemnification by the Company under applicable law, or any right of recovery by the Company for Executive’s breach of fiduciary duty or misconduct in his capacity as a director of the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which the Company is not aware as of the Effective Date because of willful concealment by Executive.  The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company.  The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Agreement.

(c)                                  In order to provide a full and complete release, each of the Parties understands and agrees that this Release is intended to include all claims, if any, covered under this Paragraph 2 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Release extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the party being released.

(d)                                 Executive acknowledges that he consulted with an attorney of his choosing before signing this the Separation Agreement and this Release, and that the Company provided his with no fewer than twenty-one (21) days during which to consider the provisions of the Separation Agreement and this Release and, specifically the release set forth at Paragraph 2(a), above, although Executive may sign and return the Release sooner if he so chooses.  Executive further acknowledges that he has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired. Executive acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Executive and received by the Company in care of the Chair of the Board of Directors no later than 5 p.m. (Eastern Time) on the seventh (7th) day after Executive has signed this Release. Executive acknowledges and agrees that, in the event that he revokes this Release, he shall have no right to receive the Severance Benefit. Executive represents that he has read this Release, including the release set forth in Paragraph 2(a), above, affirms that this Release and the Separation Agreement provide his with benefits to which he would not otherwise be entitled, and understands its terms and that he enters into this Release freely, voluntarily, and without coercion.

3.                                       Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Benefit.

4.                                       Executive agrees that the only thing of value that he will receive by signing this Release is the Severance Benefit.

5.                                       The Parties agree that their respective rights and obligations under the Separation Agreement and the Executive Employment Agreement shall survive the execution of this Release.

6.                                       The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

7.                                       Executive represents and warrants to the Company that, prior to the Effective Date, Executive did not disclose to any person, other than to Executive’s spouse, tax advisor and counsel, the terms of this Agreement or the circumstances under which the matter that is the subject of this Agreement has been resolved.  After the Effective Date, neither Executive, counsel for Executive, nor any other person under Executive’s control shall disclose any term of this Agreement or the circumstances of Executive’s separation from the Company, except that Executive may disclose such information to Executive’s spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice.  Executive shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Executive has given the Company written notice, within three business days following service of the subpoena or court order.

8.                                       Executive covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the

Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future the Company employee, officer or director.

9.                                       Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this Section 9.

10.                                 Miscellaneous Terms and Conditions

(a)                                  Each party understands and agrees that Executive or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time Executive or it executes this Agreement.  Executive and the Company acknowledge that their relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Agreement.

(b)                                 The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of either party.

(c)                                  All covenants and warranties contained in this Agreement are contractual and shall survive the closing of this Agreement.

(d)                                 Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(e)                                  Governing Law; Jurisdiction. All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.  The parties hereby: (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f)                                    Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Notwithstanding the foregoing, if Section 2(a), above, is declared void or unenforceable, then this Agreement shall be null and void and both parties shall be restored to the positions that they occupied before the Agreement’s execution (meaning that, among other things, all sums paid by the Company pursuant to Section 1, above, shall be immediately refunded to the Company); provided that in such circumstances this Agreement and the facts and circumstances relating to its execution shall be inadmissible in any later proceeding between the parties, and the statutes of limitations applicable to claims asserted in the proceeding shall be deemed to have been tolled for the period between the Effective Date and 10 days after the date on which Section 2(a) is declared unenforceable.

(g)                                 This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

(h)                                 This Agreement shall not be modified except in a writing signed by the parties.

(i)                                     Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(j)                                     Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(k)                                  Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(l)                                     Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(m)                               Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(n)                                 The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Agreement.  Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(o)                                 Every dispute arising from or relating to this Agreement shall be tried only in the state or federal courts situated in the Commonwealth of Virginia.(1)  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(p)                                 In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

(q)                                 This Agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

ROSETTA STONE LTD.

By:	/s/ Michaela Oliver
Michaela Oliver, SVP Human Resources

Date:	August 1, 2012

EXECUTIVE

/s/ Michael Fulkerson
Michael Fulkerson

Date:	August 1, 2012